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                                  EXHIBIT 10.32

                            MERIDIAN BIOSCIENCE, INC.

                   SAMPLE NONQUALIFIED STOCK OPTION AGREEMENT

      1. Meridian Bioscience, Inc. hereby grants to the Optionee named below an nonqualified stock option to purchase, in accordance with and subject to the terms and restrictions of the Company's 2004 Equity Compensation Plan, as Amended and Restated on November 9, 2005, (The Plan), a copy of which is attached hereto and made part hereof, the number of shares of Common Stock of the Company at the price set forth below:

      Optionee:                                  <<Optionee>> <<Optionee2>>

      Number of Shares Covered by Option:         **<<Numberofshares>>**

      Option Price Per Share:                       **$<<SharePrice>>**

      Date of Grant:                                November 10, 2005

      Expiration Date:                              <<ExpirationDate>>

      2. This option is granted pursuant to Meridian's 2004 Equity Compensation Plan, as Amended and Restated on November 9, 2005, pursuant to the authority given to the Committee in Article 3 which entitles the Committee to grant options on such terms and conditions as the Committee may determine and the authority in Section 6.3 wherein the Committee may establish different exercise schedules and impose other conditions upon exercise for any particular option or groups of options.

      3. This option shall become void and be of no further effect at the time net earnings for Meridian's fiscal year ended September 30, 2006 are determined and such earnings are released to the public unless such net earnings exceed $16,950,000, subject to treatment of certain items as defined in Item A of the 2006 Compensation Plan (Corporate Incentive Bonus Plan). If such net earnings exceed $16,950,000, this option shall continue in full force and effect in accordance with the terms and conditions of the Plan and vest in three equal annual installments over three years commencing upon the date such earnings are released to the public. The provisions of Sections 12.1.2 of the Plan concerning exercise of this option upon retirement shall not apply to this option unless and until it is determined that net earnings for fiscal 2006 exceed $16,950,000 and such earnings are released to the public. Furthermore, if the events outlined in Sections 4.3 and 4.4 of the Plan occur during fiscal 2006 or prior to the determination of net earnings for 2006 and release to the public, the options will be deemed to be earned and immediately vested.

      4. To the extent that the percentage of this Option which becomes exercisable is not exercised in any given year it may be exercised in the subsequent years of the term of this Option. The Option granted under this Agreement may not be exercised for less than 25 shares at any time, or the remaining shares then purchasable under the Option if less than 25. In no event may this Option be exercised after the expiration of ten years from the date of grant of this Option.

      5. This Option may be exercised for the number of shares specified by written notice delivered to the Secretary of the Company accompanied by full payment, in the manner and subject to the conditions set forth in the Plan, for the number of shares in respect of which it is exercised. If any applicable law or regulation requires the Company to take any action with respect to the shares specified in such notice, or if any action remains to be taken under the Articles of Incorporation or Code of Regulations of the Company to effect due issuance of the shares, the Company shall take such action and the date for delivery of such stock shall be extended for the period necessary to take such action.

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      6. This Option is not transferable other than by will or by operation of the laws of descent and distribution or as otherwise provided in the attached 2004 Equity Compensation Plan, as Amended and Restated on November 9, 2005, and is subject to termination as provided in the Plan.

      IN WITNESS WHEREOF, the Company has executed this Agreement on this 1st day of December 2005.

                           BY: __________________________________
                           Name: Melissa Lueke
                           Its:  Vice President, Chief Financial Officer

      I hereby accept the above Option to purchase shares of Common Stock of Meridian Bioscience, Inc. granted above in accordance with and subject to the terms and conditions of this Agreement and its 2004 Equity Compensation Plan, as Amended and Restated on November 9, 2005, and agree to be bound thereby.

____________________________________            ________________________________
Date Accepted                                      <<Optionee>> <<Optionee2>>